Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FOURTH WAVE ENERGY, INC.

Fourth Wave Energy, Inc., (the “Corporation”), a corporation incorporated under the laws of the State of Nevada on January 21, 2011, Nevada Business Identification Number NV20111048323, hereby amends and restates its Articles of Incorporation pursuant to the provisions of Section 78.207 and Section 78.403 of the Nevada Revised Statutes to read as follows:

ARTICLE I

NAME OF CORPORATION

The name of the corporation is Fourth Wave Energy, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The registered office of the registered agent is Nevada Business Center, LLC, 701 S. Carson Street, Suite 200, Carson City, NV 89701. The Corporation shall maintain an office or offices in such other places within or without the State of Nevada as may be from time to time designated by the Board of Directors (“Board”) or the Bylaws of the Corporation. The Corporation may conduct all Corporation business of every kind and nature outside the State of Nevada as well as within the State of Nevada.

ARTICLE III

PURPOSE

The objects for which the Corporation is formed are to engage in any lawful activity, including, but not limited to the following:

a)	Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.
b)	May at any time exercise such rights, privileges and powers when not inconsistent with the purposes and objects for which the Corporation is organized.
c)	Shall have the power to have succession by its corporate name for the period limited in its Articles of Incorporation and when no period is limited, perpetually or until dissolved and its affairs wound up according to law.
d)	Shall have power to sue and be sued in any court of law or equity.
e)	Shall have power to make contracts.
f)	Shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country.
g)	Shall have power to appoint such officers and agents as the affairs of the Corporation shall require and to all ow them suitable compensation.
h)	Shall have power to make Bylaws not inconsistent with the constitution or laws of the United States or of the State of Nevada for management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business and the calling and holding of meetings of its stockholders.
i)	Shall have power to wind up and dissolve itself or be wound up or dissolved.
j)	Shall have power to adopt and use a common seal or stamp, and alter the same at pleasure. The use of a seal or stamp by the Corporation on any corporate documents is not necessary. The Corporation may use a seal or stamp if it desires, but such use or nonuse shall not in any way affect the legality of the document.

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k)	Shall have the power to borrow money and contract debts when necessary for the transaction of its business or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time or times or payable upon the happening of a specified event or events, whether secured by a mortgage, pledge or otherwise or unsecured for money borrowed, or in payment for property purchased or acquired or for any other lawful object.
l)	Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by any other corporation of owners of such stock, bonds, securities or evidences of indebtedness to exercise all rights, powers and privileges of ownership including, the right to vote if any.
m)	Shall have power to purchase, hold, sell and transfer shares of its own capital stock and use the capital, capital surplus, surplus or other property to fund.
n)	Shall have power to conduct business, have one or more offices and conduct any legal activity in the State of Nevada and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries.
o)	Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in the Articles of Incorporation or any amendment thereof or necessary or incidental to the protection and benefit of the Corporation, and in general to carry on any lawful business necessary to the attainment of the objects of the Corporation whether or not such business is similar in nature to the objects set forth in the Articles of Incorporation of the Corporation or any amendments thereof.
p)	Shall have power to make donations for the public welfare or for charitable, scientific or educational purposes.
q)	Shall have power to enter into partnerships, general or limited or joint ventures in connection with any lawful activities as may be allowed by law.

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue 950,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and 4,999,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which the rights, preferences, series and designations shall be determined by the Board.

ARTICLE V

BOARD OF DIRECTORS

The number of directors of the Corporation shall be as determined from time to time pursuant to the provisions of the Corporation’s Bylaws, except that at no time shall there be less than one director.

ARTICLE VI

SUBSCRIPTION PAYMENT NOT TO BE USED FOR CORPORATION’S DEBTS

The capital stock, after the amount of subscription price or par value, has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

ARTICLE VII

DURATION

The Corporation shall have a perpetual existence.

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ARTICLE VIII

DUTY OF DIRECTORS

In furtherance and not in limitation of the powers conferred by statute the Board is expressly authorized:

a)	Subject to the Bylaws, if any, adopted by the stockholders to make alter or amend the Bylaws of the Corporation.
b)	To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.
c)	By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the Directors of the Corporation, which to the extent provided in the resolution or in the Bylaws of the Corporation shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board.
d)	When and as authorized by the affirmative vote of the stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders meeting called for that purpose or when authorized by written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board shall have the power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises upon such terms and conditions as its Board deems expedient and for the best interests of the Corporation.

ARTICLE IX

ADDITIONAL SECURITIES

No stockholder shall be entitled as of matter of right to subscribe for or receive additional shares of any class of stock of the Corporation whether now or hereafter authorized or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board to such persons and on such terms as in its discretion it shall deem advisable.

ARTICLE X

PERSONAL LIABILITY OF OFFICERS AND DIRECTORS

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE XI

AMENDMENT TO ARTICLES

The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation in the manner now or hereafter prescribed by statute or by the Articles of Incorporation and all rights conferred upon stockholders herein are granted subject to this reservation.

The undersigned authorized officer of the Corporation has executed these Amended and Restated Articles of Incorporation certifying that the facts herein are true as of the 31st day of March 2022.

_______________________________

Charles Faulkner, CEO and President

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